Exhibit 3.01
THIRD AMENDMENT
TO THE
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NUSTAR GP, LLC
This Third Amendment to the First Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC (the "Company"), dated as of July 29, 2016 (this "Amendment"), is made and entered into by NuStar GP Holdings, LLC, as the sole member of the Company (the "Member").
W I T N E S S E T H
WHEREAS, the Company is a Delaware limited liability company that was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the "Act"), and is currently governed by the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 5, 2000, as amended (the "LLC Agreement");
WHEREAS, a Certificate of Amendment to the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on March 21, 2007, reflecting a change in the name of the Company to "NuStar GP, LLC" (the "Certificate of Amendment"); and
WHEREAS, the Member desires to amend the LLC Agreement as set forth herein.
NOW, THEREFORE, intending to be legally bound, the Member hereby agrees as follows:
I.    AMENDMENTS.
A.    The LLC Agreement is hereby amended to change the name of the Company from "Valero GP, LLC" to "NuStar GP, LLC." All references in the LLC Agreement to "Valero GP, LLC" are hereby deleted and "NuStar GP, LLC" is hereby substituted in lieu thereof.
B.    The LLC Agreement is hereby amended to change the name of the sole member of the Company from "Valero GP Holdings, LLC" to "NuStar GP Holdings, LLC." All references in the LLC Agreement to "Valero GP Holdings, LLC" are hereby deleted and "NuStar GP Holdings, LLC" is hereby substituted in lieu thereof.

C.    Section 6 of the LLC Agreement is hereby amended in its entirety to read as follows:
The name and business or mailing address of the Member is:
NuStar GP Holdings, LLC
19003 IH-10 West
San Antonio, TX 78257
D.    Exhibit A to the LLC Agreement is hereby amended in its entirety to read as follows:
EXHIBIT A
INTEREST

Member	Interest
NuStar GP Holdings, LLC 19003 IH-10 West San Antonio, TX 78257	100%

II.    MISCELLANEOUS.
A.    Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, the Member and its successors and assigns.
B.    Full Force and Effect. Except to the extent modified hereby, the LLC Agreement shall remain in full force and effect.
C.    Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), with all rights and remedies being governed by such laws.
D.    Effectiveness of Amendment. To the fullest extent permitted by law, the Member intends that this Amendment be effective as of the filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware on March 21, 2007.
E.    Severability of Provisions. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

Member:
NUSTAR GP HOLDINGS, LLC

By:	/s/ Amy L. Perry
Name:	Amy L. Perry
Title:	Senior Vice President, General Counsel—Corporate & Commercial Law and Corporate Secretary

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